Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:

Marcy Graham	Sarah Thailing
Executive Director, Investor Relations	Principal
Genoptix, Inc.	Wordanista
760-930-7150	619-255-7337
investorrelations@genoptix.com	sarah@wordanista.com

GENOPTIX REPORTS STRONG RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2009

Company Reports 59% Annual Revenue Growth Year-Over-Year

CARLSBAD, Calif. – February 25, 2010 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenues of $49.1 million and $184.4 million for the fourth quarter and full year of 2009, respectively. Net income was $7.4 million, or $0.41 per diluted share, and $30.6 million, or $1.71 per diluted share, for the fourth quarter and full year 2009, respectively.

“We managed nearly 57,000 patient cases throughout the year, an increase of approximately 48% from the number of cases managed in 2008, a trend indicative of the demand for personalized service on the part of the community physicians we serve,” said Tina S. Nova, Ph.D., President and CEO of Genoptix. “Our annual growth and continued performance reflect a year of exceptional execution.”

Fourth Quarter 2009 Performance

Fourth quarter revenues of $49.1 million include a $2.0 million benefit from changes in accounting estimates resulting primarily from cash collections related to prior period revenue. Fourth quarter revenues increased 45% over revenue of $34.0 million for the comparable period in 2008, which included a $2.2 million benefit from changes in accounting estimates.

Gross profit for the fourth quarter of 2009 was $30.5 million, or 62% of revenues, up from $20.7 million, or 61% of revenues, for the fourth quarter of 2008. Operating income for the fourth quarter of 2009 was $13.9 million, or 28% of revenues, compared to operating income of $8.7 million, or 26% of revenues, for the same period in 2008.

Net income was $7.4 million for the fourth quarter of 2009, or $0.41 diluted earnings per share (EPS), based on 18.2 million weighted average common shares outstanding and a tax rate of 48%. This compares to net income of $5.4 million for the fourth quarter of 2008, or EPS of $0.30, based on 17.8 million weighted average common shares outstanding and a tax rate of 43%.

As of December 31, 2009, the Company’s total cash, cash equivalents and investment securities were $145.1 million. Cash generated from operations was $4.1 million for the fourth quarter of 2009, while purchases of capital equipment for the same period totaled $2.2 million.

Full-Year 2009 Performance

Revenues for full-year 2009 totaled $184.4 million, including a $7.4 million benefit from changes in accounting estimates resulting primarily from cash collections related to revenue from prior years. Full-year 2009 revenues increased 59% over revenues of $116.2 million for the comparable period in 2008, which included a $3.3 million benefit from changes in accounting estimates.

Gross profit for the full-year 2009 was $115.2 million, or 62% of revenues, up from $70.2 million, or 60% of revenues, for the full-year 2008. Operating income for the full-year 2009 was $53.8 million, or 29% of revenues, compared to operating income of $26.6 million, or 23% of revenues, for the same period in 2008.

Net income was $30.6 million for the full-year 2009, or EPS of $1.71, based on 18.0 million weighted average common shares outstanding and a tax rate of 45% for the year. This compares to net income of $31.4 million for the full-year 2008, including a one-time net benefit of $14.9 million, resulting primarily from the recognition of deferred tax assets in 2008. Full-year 2008 EPS was $1.78, which would have been reduced by $0.86 if taxed at the comparable rate of 45%.

For the full-year 2009, cash generated from operations was $37.7 million, while purchases of capital equipment for the same period totaled $5.5 million. Full-year 2009 ended with bad debt expense at approximately 2% of revenue, as compared to 3% for the same period in 2008. The year ended with an average days sales outstanding of 56 days, flat compared to 2008.

“We ended the year with new customers, new employees, and new facilities, all factors in our success in 2009. It is our goal to continue to expand our customer reach throughout 2010, in part with the introduction of new solid tumor testing and products like our NexCourse offering,” said Sam Riccitelli, Genoptix EVP and COO. “We are also making great progress on our hiring initiatives, ending the year with 80 sales representatives in the field. We continue to grow operationally as well, with 35 hematopathologists currently on staff with Cartesian Medical Group and plans for continued hiring as the year progresses.”

Performance Outlook

Recognizing the strength of operations, Genoptix expects revenues for the full-year 2010 to be between $235 and $240 million, up from initial guidance of $235 million, with full-year gross margins in the high-fiftieth percentile.

Operating margins for 2010 are expected to be in the low- to mid-twentieth percentile, with net income of approximately $33 million and diluted EPS between $1.80 to $1.85 on 18.3 million shares. This assumes a tax rate of approximately 44% for the year.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company projects capital expenditures of approximately $30 million for the full-year 2010, including approximately $22 million in new facilities expansion costs and $8 million in maintenance capital.

Conference Call Information

A conference call will take place today, February 25, 2010, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 866-578-5784 in the U.S. or Canada and 617-213-8056 for international callers. Please specify to the operator that you would like to join the “Genoptix Fourth Quarter and Full-Year 2009 Earnings Conference Call.” The participant code for the call is 55554709. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, March 4, 2010. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 41371647.

The conference call will also be webcast live on the “Investors” section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary.

About Genoptix, Inc.

Genoptix is a leading specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to its physician customers, community-based hematologists and oncologists. On the forefront of personalized diagnostic services, Genoptix’s highly trained group of hematopathologists utilize sophisticated technology to provide integrated testing and actionable diagnostic reports. Its primary diagnostic services are designed to optimize the care of patients suffering from hematomalignancies, or cancers of the blood and bone marrow, including leukemia and lymphoma.

Founded in 1999, Genoptix completed its initial public offering in November 2007 and is headquartered in Carlsbad, California. For more information, please visit www.genoptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the Company’s ability to provide high quality services and facilitate personalized medicine, the success of the Company’s business model, improving case volumes, increasing revenues, customer adoption and growth, the Company’s capacity to manage and support future growth and ability to successfully introduce new products and services and expand its business, hire additional personnel and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects and ability to capture additional market share in the U.S., estimated effective tax rates and the Company’s financial guidance for 2010. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, financial risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry. These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K and subsequent filings with the United States Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues	$49,084	$33,960	$184,378	$116,170
Cost of revenues	18,597	13,268	69,200	45,931

Gross profit	30,487	20,692	115,178	70,239
Operating expenses:
Sales and marketing	8,758	5,536	31,296	20,065
General and administrative	7,542	6,222	28,710	22,313
Research and development	313	230	1,362	1,233

Total operating expenses	16,613	11,988	61,368	43,611

Income from operations	13,874	8,704	53,810	26,628
Interest and other income	286	731	1,554	3,038
Interest expense	—	5	—	—

Income before income taxes	14,160	9,440	55,364	29,666
Income tax expense (benefit)	6,804	4,090	24,730	(1,690)

Net income	$7,356	$5,350	$30,634	$31,356

Net income per share:
Basic	$0.43	$0.32	$1.80	$1.91

Diluted	$0.41	$0.30	$1.71	$1.78

Shares used to compute net income per share:
Basic	17,188	16,587	16,978	16,399

Diluted	18,158	17,767	17,954	17,653

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$27,945	$38,108
Short-term investment securities	113,049	64,830
Accounts receivable, net	27,707	15,604
Deferred tax asset	5,406	4,707
Other current assets	3,320	2,179

Total current assets	177,427	125,428
Property and equipment, net	13,826	12,189
Restricted cash	270	360
Long-term investment security	3,786	3,775
Long-term deferred tax asset	1,800	2,510
Other long-term assets	346	183

Total assets	$197,455	$144,445

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,322	$6,580
Accrued compensation	4,667	3,006
Income tax payable	1,557	—
Deferred revenues	1,225	365
Deferred rent	331	241

Total current liabilities	16,102	10,192
Long-term deferred rent	1,732	1,955
Other long-term liabilities	117	79

Stockholders’ equity:
Common stock	17	17
Additional paid-in capital	160,064	143,616
Treasury stock	(25)	—
Accumulated other comprehensive loss	(546)	(774)
Accumulated earnings (deficit)	19,994	(10,640)

Total stockholders’ equity	179,504	132,219

Total liabilities and stockholders’ equity	$197,455	$144,445

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2009	2008	2007
Operating activities
Net income	$30,634	$31,356	$13,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,569	1,388	580
Provision for doubtful accounts	3,150	3,196	1,093
Stock-based compensation expense	9,917	7,017	540

Amortization of premium/discount on investments securities	1,033	(417)	(4)

Excess tax benefits from stock-based compensation awards	(3,757)	(2,968)	—
Deferred taxes	(215)	(6,680)	—
Loss on sale of property and equipment	6	—	—
Realized loss on sale of investment securities	—	66	—
Non-cash interest expense	—	—	166
Changes in operating assets and liabilities:
Accounts receivable	(15,253)	(9,787)	(5,340)
Other current and long-term assets	(1,283)	(823)	(1,159)
Accounts payable and accrued expenses	1,848	1,641	2,325
Accrued compensation	1,661	510	1,438
Income taxes	5,404	2,908	—
Deferred revenues	860	270	56
Deferred rent	96	478	57

Net cash provided by operating activities	37,670	28,155	13,105

Investing activities
Purchase of property and equipment	(5,474)	(9,567)	(1,243)
Proceeds from sales of property and equipment	—	21	—
Purchase of investment securities	(142,326)	(114,946)	(42,779)
Proceeds from sales and maturities of investment securities	93,517	79,803	8,000
Purchase of intangibles	(150)	(50)	—
Change in restricted cash	90	—	—

Net cash used in investing activities	(54,343)	(44,739)	(36,022)

Financing activities
Proceeds from issuance of common stock, net	2,779	1,864	56
Excess tax benefits from stock-based compensation awards	3,757	2,968	—
Repurchase of common stock	(26)	—	—
Net (costs) proceeds (paid for) from public offerings	—	(764)	72,538
Principal payments on notes payable	—	—	(3,183)
Proceeds from issuance of notes payable	—	—	284
Principal payments on capital lease obligations	—	—	(19)

Net cash provided by financing activities	6,510	4,068	69,676

Net (decrease) increase in cash and cash equivalents	(10,163)	(12,516)	46,759
Cash and cash equivalents at beginning of year	38,108	50,624	3,865

Cash and cash equivalents at end of year	$27,945	$38,108	$50,624

Supplemental information:
Income taxes paid, net	$19,568	$2,128	$365

Interest paid	$—	$—	$187

Non-cash investing and financing activities:
Unrealized gain (loss) on investment securities, net	$454	$(1,365)	$53

Capitalized tenant improvement allowance	$—	$1,470	$—

Change in accrued purchases of property and equipment	$(63)	$690	$—